exhibit 4.2

This secured convertible debenture has not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or under the provisions of any applicable state securities laws, but has been acquired by the registered holder hereof for purposes of investment and in reliance on statutory exemptions under the 1933 Act, and under any applicable state securities laws.  This Debenture may not be sold, pledged, transferred or assigned except in a transaction which is exempt under provisions of the 1933 Act and any applicable state securities laws or pursuant to an effective registration statement; and in the case of an exemption, only if the Company has received an opinion of counsel satisfactory to the Company that such transaction does not require registration of this Debenture.

AMP HOLDING INC.
Date: ________ __, 2012                                                                                                                           $_______

 SECURED CONVERTIBLE DEBENTURE

AMP Holding Inc. (the “Company”) for value received, hereby promises to pay to ___________________, or registered assigns (the "Holder") on or before _______ __, 2013 (collectively, the "Maturity Date"), at the principal offices of the Company, the principal sum owed Holder on such date, and to pay interest on the outstanding principal sum hereof at the rate of ten percent (10%) (the "Debenture"). All principal shall be payable on the Maturity Date in cash or shares of common stock, at the discretion of the Investor; and interest shall commence accruing on the date hereof, computed on the basis of a 365-day year and the actual number of days elapsed, provided that any payment otherwise due on a Saturday, Sunday or legal Bank holiday may be paid on the following business day.  Interest shall be payable quarterly on March 31, June 30, September 30 and December 31 commencing on the first full quarter after the issuance date.  The Company, in its sole discretion, may pay the interest in shares of common stock equal to the payment amount due divided by the Conversion Rate (as defined below).  All payments due hereunder, to the extent not converted into common stock in accordance with the terms hereof, shall be made in lawful money of the United States of America. In the event that for any reason whatsoever any interest or other consideration payable with respect to this Debenture shall be deemed to be usurious by a court of competent jurisdiction under the laws of the State of Ohio or the laws of any other state governing the repayment hereof, then so much of such interest or other consideration as shall be deemed to be usurious shall be held by the holder as security for the repayment of the principal amount hereof and shall otherwise be waived.  This Debenture is part of a series of Debentures issued in that certain Offering described in the Securities Purchase Agreement entered between the Holder and the Company.  This Debenture, and all Debentures issued by the Company pursuant to the Offering, shall be secured by all of the assets of the Company on a pari passu basis as set forth in that certain Security Agreement entered by and between the Company and the Holder (the “Security Agreement”).  All terms not defined herein shall have the meaning as set forth in the Securities Purchase Agreement.

1.            Transfers of Debenture to Comply with the 1933 Act

The Holder agrees that this Debenture may not be sold, transferred, pledged, hypothecated or otherwise disposed of except as follows:  (1) to a person whom the Debenture may legally be transferred without registration and without delivery of a current prospectus under the 1933 Act with respect thereto and then only against receipt of an agreement of such person to comply with the provisions of this Section 1 with respect to any resale or other disposition of the Debenture; or (2) to any person upon delivery of a prospectus then meeting the requirements of the 1933 Act relating to such securities and the offering thereof for such sale or disposition, and thereafter to all successive assignees.

2.            Right of Prepayment.  The Company may prepay a portion or all outstanding principal and interest of the Debenture at any time.

3.            Conversion

(a) Principal. At any time prior to or at the time of repayment of this Debenture by the Company on the Maturity Date, with respect to the outstanding principal on this Debenture, the Holder may elect to convert some or all of the principal owing on this Debenture into shares of the Company’s common stock at a price of $0.50 per share (the “Conversion Rate”).  Such election to convert shall be evidenced by completion of the conversion notice attached hereto and delivery of such notice to the Company.  The Holder’s right to convert the principal due under this Debenture to common stock shall supersede the Company’s right to repay such obligations in cash.

(b) Stock Splits; Adjustments Due to Dilutive Issuance. If the Company subdivides its outstanding common shares, by split-up or otherwise, or combines its outstanding common shares, the Conversion Rate then applicable to shares covered by this Debenture shall forthwith be proportionately decreased in the case of a subdivision, or proportionately increased in the case of a combination.  If, at any time when the Debentures are issued and outstanding, the Company issues or sells, any shares of Common Stock for no consideration or for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Conversion Price in effect on the date of such issuance (or deemed issuance) of such shares of Common Stock (a “Dilutive Issuance”), which shall not include Exempt Issuances (as defined below), then immediately upon the Dilutive Issuance, the Conversion Price will be reduced to the price per share of the Dilutive Issuance but in no event shall the new Conversion Rate be less than $0.25 per share; provided that only one adjustment will be made for each Dilutive Issuance.  Exempt Issuance is defined as the issuance of securities associated with (a) shares of Common Stock or options to employees, officers, consultants or directors of the Company, (b) securities upon the exercise of or conversion of any securities issued hereunder, convertible securities, options or warrants issued and outstanding on the date hereof provided that such securities have not been amended since the date hereof to increase the number of such securities or to decrease the exercise or conversion price of any such securities, or (c) securities representing up to 15% of the issued and outstanding shares of common stock of the Company that are issued pursuant to an acquisition or strategic transaction approved by a majority of the Company’s Board of Directors, provided that such an issuance shall only be to an entity (or to the equity holders of an entity) which is, itself or through its subsidiaries, is an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.  The number of shares of Common Stock outstanding shall be the number of outstanding shares of common stock disclosed in the most recent Form 10Q or Form 10K filed by the Company with the Securities and Exchange Commission.

(c) Reserve of Shares for Conversion. The Company covenants that it will at all times reserve and keep available a number of its authorized common shares, free from all preemptive rights, which will be sufficient to permit the exercise of the conversion of this Debenture.  The Company further covenants that such shares as may be issued pursuant to the conversion of this Debenture will be, upon issuance, duly and validly issued, fully paid and non-assessable and free from all taxes, liens, and charges.

(d) Automatic Conversion.  (i) Upon the closing of any financing in an amount greater than $3,000,000 (the “Financing”), the Company, in its sole discretion, may require that the Debentures be converted into securities of the Company at the same terms of the Financing.  (ii)

4           Waiver and Consent.  To the fullest extent permitted by law and except as otherwise provided herein, the Company waives demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold the Company liable with respect to this Debenture.

5            Costs, Indemnities and Expenses.  In the event of default as described herein, the Company agrees to pay all reasonable fees and costs incurred by the Holder in collecting or securing or attempting to collect or secure this Debenture, including reasonable attorneys’ fees and expenses, whether or not involving litigation, collecting upon any judgments and/or appellate or bankruptcy proceedings.  The Company agrees to pay any documentary stamp taxes, intangible taxes or other taxes which may now or hereafter apply to this Debenture or any payment made in respect of this Debenture, and the Company agrees to indemnify and hold the Holder harmless from and against any liability, costs, attorneys’ fees, penalties, interest or expenses relating to any such taxes, as and when the same may be incurred.

6            Secured Nature of the Debenture.  This Debenture, together with the other holders that purchased Units in the Offering, is secured by all of the assets of the Company as set forth in the Security Agreement.

7            Event of Default.  An “Event of Default” shall be deemed to have occurred upon the occurrence of any of the following: (i) the Company should fail for any reason or for no reason to make any payment of the principal, interest, costs, indemnities, or expenses pursuant to this Debenture within ten (10) days of the date due as prescribed herein; (ii) any default, whether in whole or in part, in the due observance or performance of any obligations or other covenants, terms or provisions to be performed by the Holder under this Debenture, or (iii) the Holder shall:  (1) make a general assignment for the benefit of its creditors; (2) apply for or consent to the appointment of a receiver, trustee, assignee, custodian, sequestrator, liquidator or similar official for itself or any of its assets and properties; (3) commence a voluntary case for relief as a debtor under the United States Bankruptcy Code; (4) file with or otherwise submit to any governmental authority any petition, answer or other document seeking:  (A) reorganization, (B) an arrangement with creditors or (C) to take advantage of any other present or future applicable law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation; (5) file or otherwise submit any answer or other document admitting or failing to contest the material allegations of a petition or other document filed or otherwise submitted against it in any proceeding under any such applicable law, or (6) be adjudicated a bankrupt or insolvent by a court of competent jurisdiction.  Upon an Event of Default (as defined above), the entire principal balance and accrued interest outstanding under this Debenture, and all other obligations of the Company under this Debenture, shall be immediately due and payable without any action on the part of the Holder, interest shall accrue on the unpaid principal balance at fifteen percent (15%) per year and the Holder shall be entitled to seek and institute any and all remedies available to it.

8            Maximum Interest Rate.  In no event shall any agreed to or actual interest charged, reserved or taken by the Holder as consideration for this Debenture exceed the limits imposed by New York law.  In the event that the interest provisions of this Debenture shall result at any time or for any reason in an effective rate of interest that exceeds the maximum interest rate permitted by applicable law, then without further agreement or notice the obligation to be fulfilled shall be automatically reduced to such limit and all sums received by the Holder in excess of those lawfully collectible as interest shall be applied against the principal of this Debenture immediately upon the Holder’s receipt thereof, with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Holder had agreed to accept such extra payment(s) as a premium-free prepayment or prepayments.

9            Cancellation of Debenture. Upon the repayment by the Company of all of its obligations hereunder to the Holder, including, without limitation, the principal amount of this Debenture, plus accrued but unpaid interest, the indebtedness evidenced hereby shall be deemed canceled and paid in full.  Except as otherwise required by law or by the provisions of this Debenture, payments received by the Holder hereunder shall be applied first against expenses and indemnities, next against interest accrued on this Debenture, and next in reduction of the outstanding principal balance of this Debenture.

10            Severability.  If any provision of this Debenture is, for any reason, invalid or unenforceable, the remaining provisions of this Debenture will nevertheless be valid and enforceable and will remain in full force and effect.  Any provision of this Debenture that is held invalid or unenforceable by a court of competent jurisdiction will be deemed modified to the extent necessary to make it valid and enforceable and as so modified will remain in full force and effect.

11            Amendment and Waiver.  This Debenture may be amended, or any provision of this Debenture may be waived, provided that any such amendment or waiver will be binding on a party hereto only if such amendment or waiver is set forth in a writing executed by Holders that participated in the Offering representing a minimum of 50.1% of the principal outstanding under the Debentures.  The waiver by any such party hereto of a breach of any provision of this Debenture shall not operate or be construed as a waiver of any other breach.

12            Successors.  Except as otherwise provided herein, this Debenture shall bind and inure to the benefit of and be enforceable by the parties hereto and their permitted successors and assigns.

13            Assignment.  This Debenture shall not be directly or indirectly assignable or delegable by the Company or the Holder.

14            No Strict Construction.  The language used in this Debenture will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

15            Further Assurances.  Each party hereto will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Debenture.

16            Notices, Consents, etc.  Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) trading day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to Company:	AMP Holding Inc. 100 Commerce Boulevard
Loveland, Ohio 45140
AMP Holding Inc. 100 Commerce Boulevard

Attention: Paul Gonzales, CFO
Telephone: 513-297-3640
Facsimile: 888-666-2903
With a Copy to:	Fleming PLLC
49 Front Street, Suite 206 Rockville Centre, New York 11570 Attention: Stephen M. Fleming, Esq.

Telephone: 516-833-5034
Facsimile: 516-977-1209

If to the Holder:	To the address set forth in the Securities Purchase Agreement or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) trading days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

17
Governing Law; Jurisdiction. THIS DEBENTURE SHALL BE ENFORCED, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.  THE BORROWER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES FEDERAL COURTS LOCATED IN CINCINNATI, OHIO WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS DEBENTURE, THE AGREEMENTS ENTERED INTO IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. BOTH PARTIES IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH SUIT OR PROCEEDING.  BOTH PARTIES FURTHER AGREE THAT SERVICE OF PROCESS UPON A PARTY MAILED BY FIRST CLASS MAIL SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE PARTY IN ANY SUCH SUIT OR PROCEEDING.  NOTHING HEREIN SHALL AFFECT EITHER PARTY’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.  BOTH PARTIES AGREE THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER LAWFUL MANNER.  THE PARTY WHICH DOES NOT PREVAIL IN ANY DISPUTE ARISING UNDER THIS DEBENTURE SHALL BE RESPONSIBLE FOR ALL FEES AND EXPENSES, INCLUDING ATTORNEYS’ FEES, INCURRED BY THE PREVAILING PARTY IN CONNECTION WITH SUCH DISPUTE.

18	No Inconsistent Agreements. None of the parties hereto will hereafter enter into any agreement, which is inconsistent with the rights granted to the parties in this Debenture.

19
Third Parties.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Debenture and their respective permitted successor and assigns, any rights or remedies under or by reason of this Debenture.

20
Waiver of Jury Trial.  AS A MATERIAL INDUCEMENT FOR THE HOLDER TO LOAN TO THE COMPANY THE MONIES HEREUNDER, THE COMPANY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS AGREEMENT AND/OR ANY AND ALL OF THE OTHER DOCUMENTS ASSOCIATED WITH THIS TRANSACTION.

21
Entire Agreement.  This Debenture (including any recitals hereto) set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

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IN WITNESS WHEREOF, this Secured Convertible Debenture is executed by the undersigned as of the date hereof.

AMP Holding Inc.

By:_____________________________
Name: Paul V. Gonzales
Title: Chief Financial Officer

ADDENDUM

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Debenture)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Debenture issued by AMP Holding Inc. into Shares of Common Stock  according to the conditions set forth in such Debenture, as of the date written below.

Date of Conversion:___________________________________________________________

Conversion Price:  $0.50

Shares To Be Delivered:________________________________________________________

Signature:___________________________________________________________________

Print Name:__________________________________________________________________

Address:____________________________________________________________________

   ___________________________________________________________________